EXHIBIT 15.1

December 30, 2008

ENSCO International Incorporated

500 North Akard Street

Suite 4300

Dallas, Texas 75201-3331

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 23, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to October 23, 2008.

/s/ KPMG LLP

Dallas, Texas